EXHIBIT 5.1


                                           August 1, 2000



Energy Conversion Devices, Inc.
1675 West Maple Road
Troy, Michigan 48084

Ladies and Gentlemen:

      I have acted as counsel to Energy Conversion Devices, Inc., a Delaware corporation ("ECD"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by ECD under the Securities Act of 1933, as amended, with the Securities and Exchange Commission relating to the sale by the Selling Securityholder of up to 700,000 shares of Common Stock, $0.01 par value, (the "Shares").

      I have examined the Registration Statement as filed by ECD with the Commission. I have additionally reviewed such other documents and made such further investigations as I have deemed necessary to enable me to express the opinion hereinafter set forth.

      Based on the foregoing, I hereby advise you that, in my opinion, the Shares have been duly authorized by ECD and are validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                           Very truly yours,
                                               /S/
                                           Roger John Lesinski
                                           General Counsel